EX 99.28(e)(7)(ii)

Amendment to
Purchasing Fund Agreement

This Amendment to the Purchasing Fund Agreement (the “Agreement”) dated January 31, 2012 is made as of the date set forth below between STATE STREET BANK AND TRUST COMPANY (the “Trustee”), in its capacity as trustee and on behalf of the SPDR® DOW JONES INDUSTRIAL AVERAGE ETF TRUST and SPDR® S&P 500® ETF TRUST (each, a “Trust” and collectively, the “Trusts”), severally and not jointly, and the registered investment companies named on Schedule A, severally and not jointly, each on behalf of their current and any future series as an investing fund (each, a “Purchasing Fund” and collectively, the “Purchasing Funds”).

Whereas, the parties have agreed to amend Schedule A of the Agreement to change the names of the registered investment companies listed on Schedule A.

Now, Therefore, the parties hereto agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A attached hereto.

2.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3.	Purchasing Fund and the Trusts hereby each represent and warrant to the other parties that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment on its behalf has the requisite authority to bind such Purchasing Fund and the Trusts to this Amendment.

In Witness Whereof, the parties hereto have caused this Amendment to be executed and effective as of April 27, 2015. This Amendment may be executed in two or more counterparts, which together shall constitute one document.

Purchasing Funds		SPDR Dow Jones Industrial Average ETF Trust

Each of the registered investment companies listed on Schedule A, severally and not jointly, on behalf of itself and each Purchasing Fund, severally and not jointly		By: State Street Bank and Trust Company, Trustee

By:	/s/ Kelly L. Crosser	By:	/s/ Gunjan Kedia
Name:	Kelly L. Crosser	Name:	Gunjan Kedia
Title:	Assistant Secretary	Title:	Executive Vice President

SPDR S&P 500 ETF TRUST

By: State Street Bank and Trust Company, Trustee

		By:	/s/ Gunjan Kedia
		Name:	Gunjan Kedia
		Title:	Executive Vice President

Schedule A

To Purchasing Fund Agreement

(as of April 27, 2015)

Jackson Variable Series Trust (Formerly, Curian Variable Series Trust)
JNL Tactical ETF Conservative Fund (formerly, Curian Tactical Advantage 35 Fund)
JNL Tactical ETF Moderate Fund (formerly, Curian Tactical Advantage 60 Fund)
JNL Tactical ETF Growth Fund (formerly, Curian Tactical Advantage 75 Fund)

A-1